EXHIBIT 99.1

Capstone Therapeutics Will Provide an Operating Update and Announces Second Quarter 2013 Financial Results

TEMPE, Ariz., Aug. 14, 2013 (GLOBE NEWSWIRE) -- Capstone Therapeutics (OTCQB:CAPS) (the "Company"), today will hold a conference call and webcast to provide an operating update and announced financial results for the second quarter 2013.

Operating Results

We incurred a net loss in the first six months of 2013 of $2.0 million compared to a net loss of $1.7 million in the first six months of 2012. The Net Loss from 2013 benefited from effect of the reduction in internal operations and receipt of $152,000 in the first quarter of 2013 from the conversion of an insurance company, in which we were a policyholder, from mutual to private ownership, but these beneficial effects were offset by inclusion of the operating expenses of LipimetiX Development, LLC. The Net Loss in 2013 includes operating expenses of LipimetiX Development, LLC, which totaled $1,415,000 (net of intercompany transactions) for the six months ended June 30, 2013.

On August 3, 2012, we entered into a joint venture, LipimetiX Development, LLC ("JV") to develop Apo E mimetic peptide molecule AEM-28 and its analogs and we contributed $6.0 million to the Joint Venture. The Joint Venture has used $2.9 million of its cash through June 30, 2013. At June 30, 2013, we had cash and cash equivalents of $8.1 million, of which $3.1 million is held in, and reserved for use by, LipimetiX Development, LLC and unavailable for general use by the Company.

Conference Call Information

Management will hold a conference call and webcast today, Wednesday, August 14, 2013 at 4:30 pm EDT. The call may be accessed at 877-303-2908 (U.S.), 408-427-3860 (outside U.S.); accompanying slides may be viewed by logging onto the Investors section of the Company's website, www.capstonethx.com. A replay will be available beginning August 14, 2013 at 7:30 pm EDT until midnight August 17, 2013 and may be accessed at 855-859-2056 (U.S.) or 404-537-3406 (outside U.S.) with conference ID 27383573.

About Capstone Therapeutics

Capstone Therapeutics is a biotechnology company committed to developing a pipeline of novel therapeutic peptides aimed at helping patients with under-served medical conditions. The Company is focused on development and commercialization of two product platforms: AZX100 and Apo E Mimetic Peptide Molecule AEM-28 and its analogs (through the LipimetiX Development, LLC, joint venture).

AZX100 is a novel synthetic 24-amino acid peptide, one of a new class of compounds in the field of smooth muscle relaxation and fibrosis. AZX100 has been evaluated for commercially significant medical applications such as the prevention or reduction of hypertrophic and keloid scarring and treatment of pulmonary and peridural fibrosis.

Apolipoprotein E (Apo E) is a 299 amino acid protein that plays an important role in lipoprotein metabolism. AEM-28 is a 28 amino acid mimetic of Apo E that contains a domain that anchors into a lipoprotein surface while also providing the Apo E binding domain that is removed by heparin sulfate receptors in the liver. AEM-28 as an Apo E mimetic has the potential to restore the ability of atherogenic lipoproteins to be cleared from the plasma, completing the reverse cholesterol transport pathway, and thereby reducing cardiovascular risk.

Capstone's corporate headquarters are in Tempe, Arizona. For more information, please visit the Company's website: www.capstonethx.com.

Statements in this press release or otherwise attributable to Capstone regarding our business that are not historical facts are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted results. These risks include the factors discussed in our Form 10-K for the fiscal year ended December 31, 2012, and other documents we file with the U.S. Securities and Exchange Commission

Editor's Note: This press release is also available under the Investors section of the Company's website at www.capstonethx.com.

CAPSTONE THERAPEUTICS CORP.
(A Development Stage Company)
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	June 30,	December 31,
	2013	2012
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents, $3,073 reserved at June 30, 2013	$ 8,123	$ 10,205
Other current assets	197	383
Total current assets	8,320	10,588

Patent license rights, net	902	980
Furniture and equipment, net	7	23
Total assets	$ 9,229	$ 11,591

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$ 74	$ 233
Other accrued liabilities	27	61
Total current liabilities	101	294

Equity
Capstone Therapeutics Corp. Stockholders' Equity
Common Stock $.0005 par value; 100,000,000 shares authorized; 40,885,411 shares in 2013 and 2012 issued and outstanding	20	20
Additional paid-in capital	189,209	189,181
Accumulated deficit ($152,339 at June 30, 2013 and $150,335 at December 31, 2012, accumulated during development stage period)	(180,101)	(178,097)
Total Capstone Therapeutics Corp. stockholders' equity	9,128	11,104
Noncontrolling interest	--	193
Total equity	9,128	11,297

Total liabilities and equity	$ 9,229	$ 11,591

CAPSTONE THERAPEUTICS CORP.
(A Development Stage Company)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

					As a Development
	Three months ended June 30,		Six months ended June 30,		Stage Company
					August 5, 2004 -
	2013	2012	2013	2012	June 30, 2013

OPERATING EXPENSES
General and administrative	$ 277	$ 393	$ 711	$ 817	$ 32,197
Research and development	749	403	1,661	959	104,095
Purchased in-process research and development	--	--	--	--	34,311
Other	--	--	--	--	(375)
Total operating expenses	1,026	796	2,372	1,776	170,228

Interest and other income, net	3	(84)	(154)	(88)	(14,007)
Loss from continuing operations before taxes	1,029	712	2,218	1,688	156,221
Income tax benefit	(21)	--	(21)	--	(1,376)
Loss from continuing operations	1,008	712	2,197	1,688	154,845
Discontinued operations - net gain on sale of the bone device business, net of taxes of $267	--	--	--	--	(2,202)

NET LOSS	1,008	712	2,197	1,688	152,643
Less: Net Loss attributable to the noncontrolling interest	--	--	(193)	--	(667)
Net Loss attributable to Capstone Therapeutics Corp. stockholders	$ 1,008	$ 712	$ 2,004	$ 1,688	$ 151,976

Per Share Information:
Net loss, basic and diluted, attributable to
Capstone Therapeutic Corp. stockholders	$ 0.02	$ 0.02	$ 0.05	$ 0.04
Basic and diluted shares outstanding	40,885	40,878	40,885	40,875
CONTACT: Investor Relations
         (602) 286-5250
         investorinquiries@capstonethx.com